Exhibit 10.23

RESELLER AGREEMENT

This Reseller Agreement (this “Agreement”) is made and entered into as of July   , 2021 (the “Effective Date”) by and between Keystone Dental, Inc., a Massachusetts corporation with its principal place of business at 154 Middlesex Turnpike, Burlington, MA 01803 (“Reseller”), and Smart Denture Conversions, LLC, a North Carolina limited liability company with its principal place of business at 56 Hunter Street, Suite 320, Apex, North Carolina 27502 (“Smart Denture” or “SDC”). Reseller and Smart Denture may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, Reseller is in the business of supplying medical equipment to dental practitioners (“End Users”);

WHEREAS, Smart Denture is in the business of marketing and selling certain specialized denture conversion parts and tools to End Users;

WHEREAS, Reseller desires to purchase the conversion parts and tools more fully described in Exhibit A (the “Products”) from Smart Denture and sell such Products to End Users, subject to the terms and conditions of this Agreement; and

WHEREAS, Smart Denture wishes to sell the Products to Reseller and appoint Reseller as a reseller in the United States (“Territory”) under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1 Appointment; Territory. Smart Denture hereby appoints Reseller to act as a non-exclusive reseller of the Products to End Users located in Territory during the Term in accordance with the terms and conditions of this Agreement. Nothing contained herein shall restrict Reseller from selling or reselling any other products or services, including products which may compete with the Products.

2 Term. Unless terminated earlier pursuant to this Agreement, the initial term of this Agreement shall be for twenty-four (24) months from the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for an additional twelve (12) months (collectively with the Initial Term, the “Term”), unless a Party provides the other Party with notice of its intent not to renew at least sixty (60) days prior to the end of the Initial Term, in which case this Agreement shall expire on the last day of the Initial Term.

3 Reseller Obligations. Reseller shall:

(a) use commercially reasonable efforts to market, advertise, and promote the Products;

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(b) bill and collect from End Users with respect to the Products resold by Reseller;

(c) notify Smart Denture of any complaint or adverse claim about any Product or its use of which Reseller becomes aware, and

(d) provide monthly non-binding projections or forecasts of Reseller’s anticipated orders over the coming four (4) quarters. The initial projection has heretofore been provided and agreed to. In lieu of any “setup fee” or similar payment, Reseller shall place an initial stocking order in the aggregate of $20,000 for generic Smart Denture parts within 7 (seven) days after both Parties have signed this agreement. The balance of the stocking order shown in the initial projection the aggregate of approximately $64,000 shall be placed within 7 (seven) days of Smart Denture notifying Reseller that customized Products are ready for shipment. Reseller shall pay for the stocking orders in accordance with Section 7(d).

4 Smart Denture Obligations. Smart Denture shall:

(a) promulgate, provide and honor all end user product manuals and other documentation with respect to the Products and their use (collectively, “End User Documents”);

(b) provide customer support and technical assistance to End Users as requested by Reseller through a toll-free number (855-550-0707), responding to calls within 24 – 48 hours depending on the urgency of the matter;

(c) provide End User warranty services for the Products, and

(d) provide promotional information and material for use by Reseller in accordance with this Agreement and as mutually agreed.

5 Agreement to Purchase and Sell. Smart Denture shall make available and sell the Products to Reseller at the Prices and on the terms set forth in this Agreement. Smart Denture shall maintain sufficient Product inventory to permit it to fill Reseller’s Purchase Orders (as defined in Section 6) as required herein. In the event of any shortage of Products in Smart Denture’s inventory, Supplier shall, on order by Reseller, ship to Reseller at least as many units of the Product as Supplier ships to any other similar customer. Reseller is not required to purchase any minimum amount or quantity of the Products.

6 Order Procedure; Shipment; Acceptance.

(a) Purchase Order. To order Products, Reseller shall issue purchase orders (each, a “Purchase Order”) to Smart Denture from time to time (addressed to PO@smartdentureconversions.com), when Reseller considers it necessary. Purchase Orders shall allow for a lead time of no less than one (1) week. Smart Denture shall confirm to Reseller the receipt of each Purchase Order issued hereunder within three (3) business days following Smart Denture’s receipt thereof. If Smart Denture fails to reject the order within three (3) business days of receipt, or commences performance under such Purchase Order without providing confirmation, Smart Denture will be deemed to have accepted the Purchase Order. Smart Denture shall accept all Purchase Orders conforming to this Agreement so long as Reseller is at such time in material compliance with this Agreement.

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(b) Shipment and Delivery. Smart Denture shall assemble, pack, mark, and arrange for shipping of the Products strictly in the quantities ordered to Reseller’s facility in Irvine, California or such other location in the Territory as Reseller may specify in a Purchase Order (the “Destination”). Smart Denture shall invoice shipping charges to Reseller at cost, without upcharges.

(c) Acceptance of the Products. Reseller shall use commercially reasonable efforts to inspect the Products within fifteen (15) days of receipt. If Reseller determines that the Products do not conform to the Purchase Order, this Agreement, or applicable specifications (“Non-Conforming Products”), Reseller may either: (i) reject and return the Non-Conforming Products for a refund plus any associated shipping costs, or (ii) require prompt correction or replacement of such Products on Reseller’s written instructions.

(d) Title and Risk of Loss. Title to the Products and risk of loss transfers to Reseller (or the End User, as applicable) upon delivery to the Destination.

7 Price; Payment Terms.

(a) Prices. Smart Denture shall sell the Products to Reseller at the prices set forth in Exhibit A (the “Prices”), which shall be FCA Apex North Carolina, and Reseller may resell the Products to End Users at such prices as Reseller sees fit. Smart Denture acknowledges that Reseller may offer Products to End Users at no or minimal cost as an integral part of its marketing plan. For the avoidance of doubt, Smart Denture will not be responsible for any default or downfall on payments from End Users.

(b) Most Favorable Pricing. Smart Denture represents and warrants that the Prices set forth on Exhibit A are (after taking into account costs related to shipping) at least as low as the price charged by Smart Denture to other resellers for similar volumes of the same Products. If, at any time during the Term, Smart Denture charges any other reseller a lower price for the same Products, Smart Denture shall apply that price to all same or similar Products under this Agreement. If Smart Denture fails to meet the lower price, Reseller may, at its option, in addition to all of its other rights under this Agreement, terminate this Agreement without liability.

(c) Taxes. All Prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Reseller under this Agreement. Reseller is responsible for such taxes; provided, that Reseller is not responsible for any taxes imposed on, or regarding, Smart Denture’s income, revenues, gross receipts, personnel or real or personal property, franchises, capital stock or other assets.

(d) Payment. Smart Denture shall invoice Reseller for each sale on delivery of the Products (addressed to accountspayable@keystonedental.com). Reseller shall pay all such invoices within thirty (30) days from Reseller’s receipt of invoices.

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8 Intellectual Property.

(a) Ownership. Smart Denture retains all right, title, and ownership, and all intellectual property rights in and to: (a) the Products made by Smart Denture, any parts made by Smart Denture used in the manufacture of the Products, and the designs of the Products, and any and all patents, patents pending, patent applications and patent extensions (b) the documentation and marketing materials prepared by Smart Denture in connection with the Products; (c) its trademarks, logos, trade-dress, trade names, and service marks (“Trademarks”) used in connection with the Products and used in marketing materials for the Products; and (d) all Confidential Information (as defined below) of Smart Denture. Notwithstanding the foregoing, Smart Denture’s intellectual property rights shall not extend to finished tools, instruments, or other components not made or provided by Smart Denture that are included by Smart Denture as part of or in conjunction with the Products, or to any improvement developed by Reseller in the Products unless such improvement would infringe the enforceable claims of any patent held by Smart Denture.

(b) Trademark License. Smart Denture hereby grants to Reseller a non-exclusive, non-transferable, and non-sublicensable right to use Smart Denture’s Trademarks in the Territory during the Term solely on or in connection with the promotion, advertising, and resale of the Products in accordance with the terms and conditions of this Agreement.

(c) Reseller Acknowledgement. Subject to the express rights and licenses granted by Smart Denture in this Agreement, Reseller acknowledges and agrees that: (i) Reseller shall not acquire any ownership interest in any of Smart Denture’s intellectual property rights as described in Section 8(a) above; (ii) any goodwill derived from the use by Reseller of Smart Denture’s Trademarks inures to the benefit of Smart Denture or its licensors, as the case may be; (iii) if Reseller acquires any intellectual property rights in or relating to the Products (including any rights in any Trademarks, derivative works, or patent improvements relating thereto), by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Smart Denture or its licensors, as the case may be, without further action by either Party.

9 Expiration and Termination.

(a) Expiration. Unless the Parties mutually agree to extend the Term or this Agreement is terminated sooner by mutual consent or as provided in this Section 9, this Agreement shall automatically expire without further action by either Party upon conclusion of the Term.

(b) Insolvency, etc. This Agreement may be terminated by a Party upon notice to the other Party if the other Party files a petition for bankruptcy, insolvency or reorganization or the like, or has such proceedings filed against it.

(c) Breach. This Agreement may be terminated by a Party if the other Party commits a breach of this Agreement which remains uncured for more than thirty (30) days after the giving of notice to the breaching Party which sets forth with specificity the nature of the breach, except that the foregoing cure period shall not apply to breaches which are incapable of being cured.

(d) Effect of Termination. On the expiration or earlier termination of this Agreement, Reseller shall promptly: (i) cease to represent itself as an authorized reseller of Smart Denture’s Products; and (ii) cease use of any Marks, including, without limitation, removing any reference to the Marks on Reseller’s social media or Internet page. Each Party shall return to the other Party or destroy Disclosing Party’s (defined below) Confidential Information. Further, Smart Denture shall fill any Purchase Orders outstanding as of the effective date of expiration or termination and at Reseller’s request, repurchase any inventory of Products then remaining on Reseller’s hands at 80% of the price paid by Reseller with Reseller paying for shipping costs. Alternatively, Reseller may elect to continue to sell off such inventory until exhausted.

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10 Confidential Information.

(a) Definitions. From time to time during the Term, one Party (the “Disclosing Party”) may disclose or make available to the other Party (the “Receiving Party”) information or physical material about its business affairs, technology, designs, goods and services, confidential information, and materials comprising or relating to intellectual property rights, trade secrets, third-party confidential information, and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, graphic, electronic, tangible (e.g., models, prototypes and other exemplars), or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information excludes information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than through a wrongful act of the Receiving Party and/or a violation of this Agreement; (ii) is or becomes available to Receiving Party on a non-confidential basis from a third-party source; provided, that such third party is not and was not prohibited from disclosing such information by any direct or indirect legal, contractual or fiduciary obligation to the Disclosing Party; (iii)was known by or in the possession of Receiving Party on a non-confidential basis before being disclosed by or on behalf of Disclosing Party; provided, that such information was not provided to the Receiving Party from a source prohibited, directly or indirectly, from disclosing such information by any legal, contractual or fiduciary obligation to the Disclosing Party; and (iv) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information upon a showing to the Disclosing Party of written and/or tangible proof thereof.

(b) Obligations. Receiving Party shall: (i) not use Disclosing Party’s Confidential Information, or (to the extent within its control) permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; (ii) not disclose Confidential Information to any third party without the Disclosing Party’s prior written consent, except: (i) to Receiving Party’s members, managers, directors, officers, employees and representatives on a need-to-know basis to carry out the purposes of this Agreement and who are subject to obligations of confidentiality comparable to this Agreement; (ii) to Receiving Party’s legal advisors and accountants; and (iii) as required to be disclosed by judicial or administrative process in connection with any action, suit, proceeding or claim; provided, that unless prohibited by order of court or otherwise by law, Receiving Party shall provide prompt notice of such requirement for disclosure by judicial or administrative process to Disclosing Party to enable Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure (and in the case of (iii), Receiving Party shall furnish only that portion of the Confidential Information it is legally required to disclose and shall use its reasonable best efforts to accord confidential treatment to such Confidential Information to the maximum extent permitted by applicable law); and (iv) protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a reasonable degree of care.

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11 Compliance with Laws. Each Party shall comply with all applicable laws and regulations applicable to its business and the performance of its obligations in this Agreement.

12 General Warranties. Each Party represents and warrants that

(a) the individual executing this Agreement on behalf of such Party is duly authorized to execute and deliver this Agreement; and

(b) it has all necessary corporate power and authority to enter into this Agreement and to carry-out its obligations hereunder without violating the terms of any contractual commitment to a third party or any applicable laws.

13 Product Warranties; Administration; Disclaimer.

(a) Smart Denture warrants to Reseller that the Products:

(i) are fit and safe for their intended use;

(ii) will conform with the Standard Smart Denture Warranty attached hereto as Exhibit B, with Smart Denture Documentation provided with the Products and will be free from defects in design, materials and workmanship;

(iii) will be sold under this Agreement to Reseller free and clear of all liens, claims and encumbrances;

(iv) do not, nor will their resale or use, infringe on any third-party intellectual property rights;

(v) have been approved for sale and use in the United States by all required regulatory agencies; and

(vi) conform to all applicable laws and regulatory approvals (including the 510 K or other required approvals).

The warranties in this Section 13(a) shall be referred to as the “Smart Denture Product Warranties.”

(b) Reseller Product Warranties. Reseller shall keep Smart Denture informed of any warranty Reseller may provide to customers and end users with respect to the Products that is different from or in addition to the Smart Denture Product Warranties (the “Reseller Product Warranties”).

(c) Warranty Administration. Reseller shall be responsible for administering all warranty and other claims by End Users and patients with respect to the Products, including any claims under the Smart Denture Product Warranties and any Reseller Product Warranties. Such administration shall consist of handling and resolving complaints and providing refunds or replacement Products if Reseller determines that such action is required or is justifiable in Reseller’s discretion. To the extent such refund or replacement is due to a defect in the

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workmanship or material in the Products, or because the Products do not otherwise comply with the Smart Denture Product Warranties or this Agreement, Smart Denture shall reimburse Reseller for costs and burdens of refunds or replacements. All claims shall be submitted to Smart Denture in writing reasonably soon after Reseller receives notice of such claim.

(d) Recalls.

(i) In the event of a recall of any of the Products, Reseller shall cooperate with Smart Denture by promptly contacting purchasers and by promptly communicating to such users the relevant information or instructions relating to such recall.

(ii) If any recall, withdrawal, or seizure occurs due solely to (A) a failure by Smart Denture to supply a Product in conformance with applicable specifications or any warranty or other requirement set forth in this Contract, (B) the failure by Smart Denture to comply in all material respects with any applicable law, rule, regulation, standard, court order or decree, or (C) the negligence or intentional wrongful act or omission of Smart Denture and/or any agent of Smart Denture, Smart Denture shall bear the costs and expenses of any such seizure, recall or withdrawal, excluding damages (such as lost profits) and labor expenses associated with a recall.

(iii) If any such recall, withdrawal, or seizure occurs due solely to (A) a failure by Reseller to conform to its obligations or any warranty or other requirement set forth in this Contract, or (B) the failure by Reseller to comply in all material respects with any applicable law, rule, regulation, standard, court order or decree, or (C) the negligence or intentional wrongful act or omission of Reseller and/or any agent of Reseller, Reseller shall bear the costs and expense of any such seizure, recall or withdrawal, excluding damages (such as lost profits) and labor expenses associated with a recall.

(iv) If both Reseller and Smart Denture contribute to the cause of a seizure, recall or withdrawal, the cost and expenses thereof will be shared in proportion to each Party’s contribution to the problem.

(e) Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

14 Indemnification

(a) Smart Denture Indemnification. Smart Denture shall indemnify, defend, and hold harmless Reseller and its employees, agents, affiliates, successors, permitted assigns, officers, and directors against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, incurred by Reseller (collectively, “Claims and Losses”) relating to or resulting from any claim of a third party to the extent arising out of or occurring in connection with

(i) Smart Denture’s negligence, willful misconduct, breach of this Agreement or violation of applicable laws or regulations, or

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(ii) any death or personal injury arising in connection with Products or their sale or use unless such death or injury results from no fault of Smart Denture or its Products, or

(iii) any alleged infringement of any Intellectual Property rights of a third-party in connection with the Products,

except to the extent such Claims and Losses arise on account of Reseller’s or a third party’s (as applicable) negligence, breach of this Agreement, violation of laws, or extension of a Reseller Product Warranty that is in addition to or broader than the Smart Denture Product Warranties.

(b) Reseller Indemnification. Reseller shall indemnify, defend, and hold harmless Smart Denture and its employees, agents, affiliates, successors, permitted assigns, officers, and directors against any and all Losses relating to or resulting from any claim of a third party arising out of or occurring in connection with

(i) Reseller’s negligence, willful misconduct, breach of this Agreement or violation of applicable laws or regulations; or

(ii) Reseller’s extension of a Reseller Product Warranty that is in addition to or broader than the Smart Denture Product Warranties,

except to the extent such Claims and Losses arise on account of Smart Denture’s or a third party’s (as applicable) negligence, breach of this Agreement, violation of laws, or breach of the Smart Denture Product Warranties.

(c) Indemnification Procedure. Each Party (“Indemnitee”) will promptly notify the other Party (“Indemnitor”) in writing of any claims for which Indemnitee believes it is entitled to be indemnified pursuant to this Section 14. The Indemnitee will cooperate with the Indemnitor at Indemnitor’s sole expense. The Indemnitor will immediately take control of the defense and settlement of such claim using counsel reasonably satisfactory to Indemnitee, and the Parties shall keep each other reasonably informed or all relevant developments in the matter. No settlement may be made without the Indemnitee’s consent if it would require any admission by the Indemnitee or impose on the Indemnitee any consent decree or other equitable remedy, but settlement limited to payment of monies by the Indemnitor shall not require the Indemnitee’s consent. Indemnitee may choose in its discretion to retain separate counsel in connection with a claim being defended by the Indemnitor, but Indemnitee will be responsible for the costs of such separate counsel so long as Indemnitor is appropriately defending the matter with counsel reasonably satisfactory to Indemnitee. Failure of Indemnitee to perform any obligations under this Section 14(c) other than Indemnitee’s obligation to cooperate reasonably with Indemnitor will not relieve the Indemnitor of its obligations under Section 14(a) or Section 14(b).

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(d) Dispute Resolution. Indemnification claims shall be resolved in accordance with Section 29 and Section 30.

15 Limitation of Liability.

(a) NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES OF ANY SORT, INCLUDING LOSS OF INVESTMENT, PROFITS OR BUSINESS, AND THE TOTAL AGGREGATE LIABILITY OF EACH PARTY FOR ANY DAMAGES ARISING UNDER THIS AGREEMENT OR IN RELATION TO THE PRODUCTS SHALL NOT (EXCEPT AS PROVIDED IN THE LAST SENTENCE OF THIS SECTION) EXCEED THE AMOUNT PAID BY RESELLER TO SMART DENTURE IN THE TWELVE-MONTH PERIOD BEFORE THE CLAIM AROSE OR ONE MILLION DOLLARS, WHICHEVER IS MORE.

(b) The exclusions and limitations set forth in Section 15(a) shall not apply to:

(i) Losses arising out of or relating to a Party’s failure to comply with its obligations under Section 10;

(ii) A Party’s indemnification obligations under Section 14, or

(iii) claims for fraud or other willful misconduct or

(iv) Losses for death or bodily injury arising out of or relating to a Party’s gross negligence or more culpable acts or omissions.

16 Relationship of the Parties. The Parties are independent contractors and nothing in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency relationship (except as otherwise provided herein), franchise or business opportunity between Smart Denture and Reseller. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party.

17 Governing Law. This Agreement shall be construed in accordance with the substantive laws of the State of Massachusetts. The Parties submit to the nonexclusive personal jurisdiction of, and waive any objection against, the federal or state courts of Massachusetts, for adjudication of any and all disputes arising from or relating to this Agreement.

18 Severability. If any provision in this Agreement is deemed invalid or unenforceable, that provision shall be construed, limited, modified or, if necessary, severed, to the extent necessary to eliminate its invalidity or unenforceability, and the other provisions of this Agreement shall remain in full force and effect.

19 Assignment. Neither Party may assign its rights or delegate performance of its duties under this Agreement, in whole or part, without the prior written consent of the other Party, which shall not be unreasonably withheld. In the case of any permitted assignment or transfer of this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, and assigns of the Parties hereto. Any attempt at assignment without such consent shall be null and void and of no force and effect. If ownership of the voting interests in Smart Denture changes by more than 50% of such voting interests, Smart Denture shall promptly notify Reseller of the change and identify the other parties thereto.

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20 Notices. Any notice or communication from one Party to the other shall be in writing and either personally delivered or sent via nationally recognized overnight service, or certified mail, postage prepaid and return receipt requested, addressed to the Parties at the address indicated below or at such other address as the Party may from time to time designate in a notice to the other Party. All notices shall be in English and shall be effective upon receipt.

If to Smart Denture:	Smart Denture Conversion, LLC 56 Hunter Street, Suite 320 Apex, North Carolina 27502 Attn: Marian Kofford Email: Marian@smartdentureconversions.com

If to Reseller:	Keystone Dental, Inc. 154 Middlesex Turnpike Burlington, MA 01803 Attn: Amnon Tamir Email: atamir@keystonedental.com

21 Publicity. Neither Party shall issue any publicity, news release or other public announcement relating to this Agreement, its terms or the existence of an arrangement between the Parties without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed), except as otherwise required by law.

22 Entire Agreement. This Agreement and any Exhibits and amendments or addenda attached hereto constitute the entire agreement between the Parties with regard to the subject matter hereof and supersede all prior written or oral proposals, negotiations and/or communications between the Parties relating to this Agreement and the subject matter hereof. No waiver, consent, modification or change of terms of this Agreement shall bind either Party unless in writing signed by both Parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. The Recitals shall be considered part of this Agreement. Smart Denture’s terms of sale and any terms contained in a Purchase Order are hereby negated to the extent that such terms are inconsistent with this Agreement or would add any additional terms.

23 Amendment and Waiver. No modification of this Agreement, and no waiver of any breach of this Agreement, shall be effective unless in writing and signed by an authorized representative of the Party against whom enforcement is sought. This Agreement may not be modified or amended by electronic means without written agreement of the Parties. No waiver of any breach of this Agreement, and no course of dealing between the Parties, shall be construed as a waiver of any subsequent breach of this Agreement.

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24 Force Majeure. In the event that a Party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond its commercially reasonable control, including, without limitation, acts of God or nature, pandemics, quarantine restrictions, labor disputes, war, sovereign acts of any federal, state or foreign governments, or accidents, or the failure of essential supply chain entities, the affected Party’s performance shall be extended for the period of delay or inability to perform due to such occurrence and provided further that the other Party may terminate this Agreement if such condition continues for a period of one hundred eighty (180) days or more. For avoidance of doubt, this provision shall not apply to a Party’s payment obligations.

25 Construction. All titles, headings and captions are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise noted, the singular shall include the plural, and the plural shall include the singular.

26 Survival. The following sections of this Agreement shall survive the termination of this Agreement and/or the expiration of the Term, as applicable: Sections 8, 9(c) 10, 13, 14, 15, 16, 17, 18, 19 and 25.

27 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimile, email and PDF counterpart signatures to this Agreement shall be acceptable and binding.

28 Insurance.

(a) Smart Denture shall obtain and maintain, at its own expense, insurance against such risks, and in such amounts, as would be considered reasonable and prudent given the nature and scope of its business, including, without limitation, (i) comprehensive product liability insurance with limits no less than $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate, and (ii) general liability insurance , including broad form contractual liability in an amount not less than USD $1,000,000 per occurrence and USD $3,000,000 in the aggregate. Smart Denture shall provide Reseller with annual certificates of such insurance.

(b) In addition, Smart Denture will secure and maintain statutory minimum workers’ compensation insurance.

(c) All liability insurance policies hereunder shall (i) name Reseller as an additional insured, (ii) not be cancelable without thirty (30) days prior written notice to Reseller, and shall be written as primary policies (primary over any insurance carried by Reseller) not contributing with and not in excess of coverage which Reseller may carry, if any, and (iii) include an endorsement waiving the insurer’s right of subrogation against Reseller. Upon request, Smart Dentures shall provide Reseller with certificates of insurance evidencing the existence of such coverage.

29 Negotiation of Disputes: The Parties will use their commercially reasonable efforts to resolve any dispute (including claims for indemnification) by negotiations between the Parties prior to the commencement of formal legal proceedings. Consequently, the Parties hereto agree to use the following alternative procedure prior to the commencement of any formal legal proceedings. At the written request of a Party, each Party shall appoint a knowledgeable officer having full authority to settle the dispute to meet and negotiate in good faith to resolve the dispute. The Parties hereto intend for these negotiations to be conducted by non-lawyer business representatives. The discussions will be left to the discretion of the representatives.

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30 Mediation.

(a) Submission and Selection of Mediator. In the event a dispute has not been resolved within thirty (30) days following commencement of the negotiation referred to in Section 29, either Party may submit the dispute to non-binding mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association by so notifying the other Party hereto in writing. Promptly after delivery of such notice, the Parties will jointly appoint a mutually acceptable impartial mediator, with proper training and experience to consider the issues in dispute. If the Parties hereto are unable to agree upon a mediator within that time, then either Party hereto may request the American Arbitration Association to supply a list of potential mediators. Within 10 days of the receipt of the list, the Parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the mediator the individual receiving the highest combined ranking who is available to serve.

(i) Time and Place. In consultation with the Parties, the mediator shall promptly designate a mutually acceptable time and place for the first scheduled mediation session, which shall be no later than 30 days after the selection of the mediator. Unless the Parties agree otherwise, the mediation shall be held in Denver, Colorado, Delaware, being a “neutral” location and reasonably convenient, provided that any Party and the Mediator may participate in the mediation by remote video conference.

(ii) Summary Statements. Not later than seven (7) calendar days prior to the first scheduled mediation session, each Party hereto shall deliver to the mediator and to the other Party a concise written summary of its view on the matter in dispute.

(iii) Counsel and Other Representatives. In the mediation, each Party may be represented by an authorized individual or by counsel. In addition, each Party may bring any additional person as needed to respond to questions, contribute information and participate in negotiations, the number of additional persons to be agreed upon in advance, with the assistance of the mediator if necessary.

(iv) Parties. If either Party believes additional parties should participate in the mediation because such additional persons may bear some responsibility in relation to the matter in dispute, and such additional parties are willing to participate on the terms hereof, then both Parties shall consent for such additional parties to do so. As used in this Section 30, “Parties” shall mean all parties to the mediation.

(v) Format. The mediator, in consultation with the Parties, will specify a format for the meetings, designed to assure that both the mediator and the Parties have the opportunity to hear an oral presentation of each Party’s views in the matter in Dispute. The mediator is authorized to participate in both the joint meeting among the Parties hereto and in separate private caucuses with any Party. The mediator will keep confidential all information learned in private caucus with any member unless specifically authorized by the Party to make disclosure of the information to the other Party.

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(vi) Opinion and Recommendations. The mediator (i) shall, unless requested not to do so by all parties, provide his opinion to all Parties hereto on the probable outcome should the matter be litigated, and (ii) shall, if requested to do so by all Parties hereto, make one or more recommendations as to the terms of a possible settlement, upon any conditions imposed by the Parties hereto. The mediator shall base his opinions and recommendations on information then available to all Parties, excluding such information as may be disclosed to him by the Parties in confidence. The opinions and recommendations of the mediator shall not be binding on the Parties hereto, unless otherwise agreed by each Party hereto.

(vii) Timetable. The Parties agree to participate in the mediation procedure to its conclusion as determined by the mediator (which conclusion shall occur not later than ten (10) days following the first scheduled mediation) and not to terminate negotiations concerning resolution of the matters in dispute until at least 10 days after such conclusion.

(viii) Mediator’s Fees. The fees of the mediator shall be shared equally by the Parties hereto. The mediator shall be disqualified as a witness, consultant, expert or counsel for any Party with respect to the matters in dispute and any related matters.

(ix) Resort to Litigation. A Party shall not be required to utilize the mediation process in this Section if immediate resort to litigation is necessary to protect its interests by seeking a temporary restraining order, preliminary injunction or other emergency or equitable relief.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the Effective Date.

SMART DENTURE CONVERSIONS, LLC

By:
Name:	Marian O. Kofford
Title:	President
Date:	7/22/2021

KEYSTONE DENTAL, INC.

By:
Name:	Amnon Tamir
Title:	CEO
Date:	August 02, 2021

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Exhibit A

[***]

EXHIBIT B

Smart Denture Conversions Warranty Program

Smart Denture Conversions, LLC (SDC) provides warranties for certain SDC products. The terms and conditions of these warranties are set out in this SDC Warranty Program (the “Warranty Program”):

1. Warranties for Treatment Provider1

1.1 Limited Warranty for Separable Fasteners

Separable Fasteners by SDC are calibrated to 2-3 pounds of pull-off force and torque of 0.5-0.7 ounce-inch. SDC guarantees to replace any Separable Fastener that does not meet these criteria. During placement of the Separable Fastener onto a multi-unit abutment, if the SDC Low Torque Driver (0.7 ounce-inch) dislodges a Separable Fastener, the Provider may return the failed, sterile Separable Fastener for a replacement free of charge.

1.2 Limited Warranty for Ti Bases

SDC Ti bases are designed to fit the most universal multi-unit geometry. This includes: Keystone, Nobel (not including Multi-Unit Abutment Plus), Neodent, BioHorizons, Straumann, Astra Multi-Base, Hiossen, Thommen, Megagen, etc. SDC guarantees the fit of the Ti base to any multi-unit that shares this common geometry. If a Ti base does not fit the multi-unit of the compatible geometries, or if the Ti base fails (e.g., fracture) during the lifespan of the provisional (no more than 6 months) the Provider may return the failed, sterile Ti base and receive a replacement Ti base free of charge.

2. Scope of warranties

Any warranty given under this Warranty Program is limited to the replacement of the failed product (including the costs for shipment of the replacement product(s) to the Treatment Provider). In particular, SDC does not compensate the Treatment Provider or the patient for any additional components, tools, treatment costs, or other costs and expenses arising out of or in connection with the replacement of the failed product. In case one of the products that is to be replaced under the warranties set out herein is no longer commercially available, an alternative solution may be chosen.

3. Eligibility

3.1 To receive the benefits of the warranties set out in clauses 1.1 and 1.2, the Treatment Provider must:

a)

Have solely used original SDC components in the patient case in which the SDC product failure occurred, including Low Torque Drivers, Separable Fasteners, Ti bases, Lab Analogs, Prosthetic Screws, Retrieval Tools, Press-on Caps, Protective Plugs, Drill kits, and Pin Vises.

b)

Have performed the treatment in accordance with SDC’s prescribed procedures and instructions as published at the time of the treatment and in accordance with accepted dental practice, and, in particular, must not have used any contraindicated pick-up or denture conversion techniques.

c)	At the time of submission of a Questionnaire for Complaint have all payments to SDC current.

d)	Have complied with the handling and material instructions of SDC as published at the time of pick-up, contouring, and finishing.

Any non-compliance with points (a) through (d), respectively, above will make the warranties set out in this Warranty Program null and void.

3.2 SDC is not obliged to furnish any benefits under this Warranty Program with respect to any SDC product if the failure of the product was caused by trauma or by the patient.

3.3 This Warranty Program does not apply to any products that are specially manufactured or modified at the request of the Treatment Provider.

4. Claims

4.1 To raise a claim under this Warranty Program, Treatment Provider must send a signed, stamped and completed Questionnaire for Complaint accompanied by the sterile failed product to SDC within four weeks after the product failure occurred. Prior to submitting the components used in the treatment, ensure that all products are sterilized.

5. Limitations on Warranty Program

EXCEPT FOR THE WARRANTIES DESCRIBED IN CLAUSES 1.1 AND 1.2 ABOVE, NEITHER SDC NOR ANY AFFILIATED OR UNAFFILIATED COMPANY WHICH MANUFACTURES OR DISTRIBUTES ANY SDC COMPONENTS MAKES ANY WARRANTY WITH RESPECT TO SDC COMPONENTS, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED GUARANTEES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

IN ADDITION, SDC AND ITS AFFILIATES AND RESELLERS DISCLAIM ALL LIABILITY TO A TREATMENT PROVIDER FOR LOST EARNINGS, INCOME OR PROFITS, FAILURE OF A TREATMENT PROVIDER TO CONFORM TO GENERALLY ACCEPTED STANDARDS OF DENTAL PRACTICES AND ALL OTHER DIRECT OR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING OR ARISING FROM THE DESIGN, COMPOSITION, CONDITION, USE OR PERFORMANCE OF SDC COMPONENTS.

6. Application of warranty. The warranties given under this Warranty Program are exclusively for the benefit of eligible Treatment Providers and are not for any other person or entity, including any patient.

7. Entire agreement

7.1 Except as set forth in this Warranty Program, neither SDC nor any affiliate or reseller of SDC makes any representation, warranty, covenant or other undertaking relating to SDC products. This Warranty Program sets forth the entire understanding and supersedes all prior agreements and discussions relating to the subject matter contained herein.

7.2 For markets served by distributors, other conditions may apply. Please contact your SDC representative for information.

8. Modification or termination of Warranty Program. SDC may modify or terminate this Warranty Program at any time in whole or in part. Changes to or the termination of the Warranty Program will not affect the warranties given under this Warranty Program for products installed prior to the date of the change or termination.

REFERENCES

1.	For the purpose of this Warranty Program, “Treatment Provider” means dentists, physicians and dental technicians.